Exhibit 4.01

GOOGLE INC.

DEFERRED COMPENSATION PLAN

Effective as of July 1, 2011

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GOOGLE INC. DEFERRED COMPENSATION PLAN

(Effective as of July 1, 2011)

The Google Inc. Deferred Compensation Plan, adopted by Google Inc., effective as of July 1, 2011.

RECITALS

1. The Company established the Plan for the purpose of providing short term deferral opportunity for employees on its U.S. payroll.

2. Under the Plan, the Company is obligated to pay vested accrued benefits to the Plan participants and their beneficiaries.

3. Benefits under the Plan shall be payable solely from the general assets of the Company; no trust or other funding mechanism will be established.

4. The Company intends that the amounts deferred by Participants and any notional earnings thereon, at all times be subject to the claims of the general creditors of the Company.

5. The Company intends that the Plan shall not be construed to provide income to Plan Participants under the Plan prior to actual payment of the accrued benefits under the Plan.

6. Under the terms of the Plan, the Company has established a committee that administers the Plan which is authorized to administer the Plan as set forth herein.

NOW THEREFORE, the Company hereby establishes the Plan as follows, effective as of July 1, 2011, as hereinafter set forth.

ARTICLE I

DEFINITIONS

1.1 Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below:

“Account” means, for each Participant, the bookkeeping account maintained by the Committee that is credited with amounts equal to the portion of the Participant’s Compensation that he or she elects to defer, and adjustments to reflect deemed earnings and losses pursuant to Section 4.1(b).

“Beneficiary” means the beneficiary last designated (or deemed designated) by a Participant in accordance with procedures established by the Committee from time to time to receive the benefits specified hereunder in the event of the Participant’s death. If, at the time of the Participant’s death, the Participant has no properly designated Beneficiary, then the Beneficiary shall be deemed to have been designated as Beneficiaries by the Participant in the following order of precedence: (i) the surviving spouse, if then living; (ii) his or her child(ren) in equal shares, if then living; (iii) his or her parents in equal shares, if then living; (iv) his or her siblings, in equal shares, if then living; (v) his or her estate. If a Beneficiary who is entitled to payment dies before receiving distribution of the amount to which he or she is entitled, then the amount shall be payable to the representative of the Beneficiary’s estate.

“Board of Directors” or “Board” means the Board of Directors of Google Inc.

“Bonus” means any cash payments made at the discretion of the Company to an Employee, while the Employee is an active Employee, as remuneration under a designated Company bonus plan(s), other then under a Quarterly Sales Bonus plan or program, and that is paid through the Company’s United States payroll. Bonus for purposes of the Plan shall be determined without regard to any reduction (i) for any salary deferral contributions to a plan described in Section 125, Section 132(f) or Section 401(k) of the Code or (ii) pursuant to any deferral election in accordance with Article III of the Plan.

“Change in Control” means a change in the ownership, or effective control, of a corporation, or in the ownership of a substantial portion of the assets of a corporation, within the meaning of Treasury Regulation Section 1.409A-3(i)(5) or other guidance issued by the Secretary of the Treasury or Internal Revenue Service pursuant to Section 885(e) of the American Jobs Creation Act of 2004.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a section of the Code includes such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

“Committee” means the Committee that administers the Plan in accordance with Article VII.

“Company” means Google Inc. (“Google”), any successor corporation of Google, or any wholly owned subsidiaries or controlled group members of Google, as defined in Section 414(b), (c) or (m) of the Code, which is designated as a participating company by the Committee.

“Compensation” means Bonus and/or Quarterly Sales Bonus payments.

“Eligible Employee” means an Employee whom the Company contemporaneously regards, classifies or treats as a U.S. domestic regular employee scheduled to work twenty (20) or more hours per week for at least five (5) months in any calendar year. An Eligible Employee does not include any individuals who the Company contemporaneously regards, classifies or treats as (i) leased employees (whether or not within the meaning of Section 414(n) of the Code), staffing, payroll or temporary agency employees, independent contractors, or consultants, even if such persons are later determined by a court, regulatory body or administrative agency to be or have been common law employees of the Company; (ii) interns; or (iii) variable part-time employees. An Eligible Employee must be deemed as actively employed by the Committee on such date as the Committee shall specify, which date shall be no later then the first day of the Open Enrollment Period. The Committee may exclude an otherwise Eligible Employee from participation in the Plan as it deems advisable in its sole and absolute discretion.

“Employee” means a common law employee of the Company who is regularly performing services in the United States or is on the Company’s United States payroll.

“Investment Return” means, for each Notional Investment Fund, an amount equal to the rate of gain or loss on the assets of such Notional Investment Fund (net of applicable fund and investment charges) as of each Valuation Date.

“Notional Investment Fund(s)” means the investment fund or funds selected by the Committee for hypothetical investment.

“Open Enrollment Period” means the annual period established by the Committee during which Eligible Employees may elect to enroll in the Plan or to change elections relating to the rate at which they wish to defer Compensation under the Plan. Solely with respect to the establishment of the Plan and the first short Plan Year, the Open Enrollment period means the period established by the Committee during which Eligible Employees may elect to initially enroll in the Plan, which period shall end no later then June 30, 2011.

“Participant” means any Eligible Employee who elects to defer Compensation in accordance with Section 3.1.

“Payment Date” means the first full calendar quarter coinciding with or beginning after the earliest of (i) the Scheduled Withdrawal specified by the Participant pursuant to Section 6.1, (ii) the date that is six (6) months following his or her Separation from Service, or (iii) the date of his or her death.

“Plan” means the Google Inc. Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

“Plan Year” means the calendar year. Notwithstanding the foregoing, the first Plan Year shall be a short Plan Year, commencing July 1, 2011 and ending December 31, 2011.

“Quarterly Sales Bonus” means any compensation that is actually awarded by the Company at its discretion to an Employee, while the Employee is an active Employee, as remuneration under a Company designated sales commission or bonus plan or program and that is paid through the Company’s United States payroll. Quarterly Sales Bonus(es) for purposes of the Plan shall be determined without regard to any reduction (i) for any salary deferral contributions to a plan described in Section 125, Section 132(f) or Section 401(k) of the Code or (ii) pursuant to any deferral election in accordance with Article III of the Plan.

“Separation from Service” means a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h) or other guidance issued by the Secretary of the Treasury or Internal Revenue Service pursuant to Section 885(e) of the American Jobs Creation Act of 2004, except that a Participant’s death shall not be considered a Separation from Service under this Plan.

“Treasury Regulations” means regulations issued by the United States Secretary of the Treasury.

“Valuation Date” means the last day of each Plan Year or such other dates as specified by the Committee.

ARTICLE II

PARTICIPATION

2.1 Participation.

An Eligible Employee shall become a Participant in the Plan by electing to defer a portion of his or her Compensation in accordance with Section 3.1.

ARTICLE III

DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation.

(a) General Rule. Each Eligible Employee may elect to defer Compensation by filing an election with the Committee that conforms to the requirements of this Section 3.1.

(b) Amount of Deferrals. The amount of Compensation that an Eligible Employee may elect to defer is as follows:

(1) Any whole-number percentage of Bonus up to one hundred percent (100%); and/or

(2) Any whole-number percentage of Quarterly Sales Bonus up to one hundred percent (100%),

provided, however, that no election shall be effective to reduce Compensation paid to an Eligible Employee for a calendar year to an amount that is less than the amount necessary to pay (i) applicable employment taxes payable with respect to amounts deferred hereunder, (ii) amounts necessary to satisfy any other benefit plan deferral elections or withholding obligations, (iii) any resulting income taxes required to be withheld with respect to Compensation that cannot be so deferred, and (iv) any amounts necessary to satisfy any wage garnishment or similar type of obligations.

(c) Election to Defer Bonus. An Eligible Employee may elect to defer Bonus for any performance periods that begin during any Plan Year by filing an election, on a form provided by the Committee, to defer Bonus. Such an election must be filed during the Open Enrollment Period that precedes the Plan Year during which the relevant performance periods begin. Any such election shall become irrevocable on the December 15 preceding the Plan Year to which the deferral election relates. Notwithstanding the foregoing, solely with respect to the establishment of the Plan and its first short Plan Year (July 1, 2011 - December 31, 2011) an Eligible Employee may elect to defer Bonus on a pro rata basis in accordance with Treasury Regulation Section 1.409A-2(a)(7) by filing an election, on a form provided by the Committee, to defer such Bonus. Such an election must be filed during the initial Open Enrollment Period, established by the Committee which shall end no later then June 30, 2011. An election under this subsection shall not be effective for any Plan Year (or initial short Plan Year) for which the Participant is not an Eligible Employee as of the beginning of such Plan Year (or initial short Plan Year).

(d) Election to Defer Quarterly Sales Bonus. An Eligible Employee may elect to defer Quarterly Sales Bonus for performance periods that begin during any Plan Year by filing an election, on a form provided by the Committee, to defer such Quarterly Sales Bonus. Such an election must be filed during the Open Enrollment Period that precedes the Plan Year during which the relevant performance periods begin. Any such election shall become irrevocable on the December 15 preceding the Plan Year to which the deferral election relates. Notwithstanding the foregoing, solely with respect to the establishment of the Plan and its first short Plan Year (July 1, 2011 - December 31, 2011) an Eligible Employee may elect to defer Quarterly Sales Bonus earned during the initial short Plan Year by filing an election, on a form provided by the Committee, to defer such Quarterly Sales Bonus. Such an election must be filed during the initial Open Enrollment Period, established by the Committee which shall end no later then June 30, 2011. An election under this subsection shall not be effective for any Plan Year (or initial short Plan Year) for which the Participant is not an Eligible Employee as of the beginning of such Plan Year (or initial short Plan Year).

ARTICLE IV

ACCOUNTS

4.1 Participant Accounts.

The Committee shall establish and maintain an Account for each Participant under the Plan. A Participant’s Account shall be credited as follows:

(a) As of the date on which payment of a Bonus or Quarterly Sales Bonus payment would have been made, or as soon as administratively practicable thereafter, the Committee shall credit the Participant’s Account with an amount equal to Bonus or Quarterly Sales Bonus deferred by the Participant in accordance with the Participant’s election.

(b) As of each Valuation Date, the Participant’s Account shall be adjusted for gains or losses based on the Investment Return.

ARTICLE V

VESTING

5.1 Compensation Deferrals.

A Participant’s Account attributable to Compensation deferred by a Participant pursuant to the terms of this Plan, together with any amounts credited to the Participant’s Account under Section 4.1(b) with respect to such deferrals, shall be one hundred percent (100%) vested at all times.

ARTICLE VI

DISTRIBUTIONS

6.1 Scheduled Withdrawals.

(a) Scheduled Withdrawals. A Participant must, in connection with his or her Compensation deferral election for a Plan Year, specify a withdrawal date (a “Scheduled Withdrawal”) of all of his or her Account attributable to Compensation deferred for such Plan Year, including any amounts credited with respect to such deferrals pursuant to Section 4.1(b), subject to the following restrictions:

(1) An election of a Scheduled Withdrawal made during any Open Enrollment Period must specify a payment date that is either three (3) years, four (4) years or five (5) years following the end of the Plan Year in which ends the last Bonus performance period and/or Quarterly Sales Bonus period to which a deferral election made during such Open Enrollment Period would apply. The election to take a Scheduled Withdrawal shall be made by completing a form approved by and filed with the Committee.

(2) The amount payable to a Participant as of any payment date specified in connection with an election of a Scheduled Withdrawal shall in all cases be one hundred percent (100%) of the Compensation deferred for the Plan Year with respect to which the election of the specific payment date applies, as adjusted for earnings and losses pursuant to Section 4.1(b), determined as of the most recent Valuation Date as is administratively feasible preceding the Scheduled Withdrawal date.

(3) Payment of a Scheduled Withdrawal shall be made in a single lump sum on the Payment Date.

6.2 Distribution of Amounts Upon Separation from Service.

In the event that a Participant has a Separation from Service prior to the payment of a Scheduled Withdrawal, the portion of the Participant’s Account that has not yet been paid pursuant to any election to receive a Scheduled Withdrawal in accordance with Section 6.1 shall be paid to the Participant in a single lump sum on the Payment Date following the Participant’s Separation from Service.

6.3 Distributions Upon Death of Participant.

If the Participant dies prior to receiving the entire portion of his or her Account, such portion remaining at the time of the Participant’s death shall be paid to his or her Beneficiary in a single lump sum on the Payment Date following the Participant’s death.

6.4 Distribution Upon Change in Control.

(a) Notwithstanding any other Plan provision, the entire vested portion of a Participant’s Account shall be paid to the Participant upon a Change of Control, in the form of a single lump sum.

6.5 Reduction of Account Balance; Continued Crediting of Earnings.

At the time of any distribution or withdrawal under this Plan, the Participant’s Account shall be reduced by the amount of the distribution or withdrawal. Except as provided in Section 6.9, a Participant’s Account (as may be so reduced) shall continue to be credited with earnings or debited for losses pursuant to Section 4.1(b) until all vested amounts credited to the Account have been distributed or withdrawn.

6.6 Timing of Distributions.

Subject to Section 6.8, any distribution or withdrawal to be made on a specified date under this Plan (including, for the avoidance of doubt, a Payment Date) may be made as soon as administratively feasible after that date; provided, however, that actual distribution or withdrawal shall in any event be made by the later of (i) the last day of the calendar year of the specified date or (ii) the fifteenth day of the third calendar month following the specified date, provided that the Participant may not directly or indirectly designate the calendar year in which actual distribution or withdrawal is to be made.

6.7 Distributions in Cash.

All distributions and withdrawals shall be made in cash.

6.8 Delay Due to Effect of Deduction Limitation.

If the Company reasonably anticipates that its deduction with respect to any amounts to be paid to a Participant under this Plan for a taxable year of the Company would not be permitted due to the application of Section 162(m) of the Code, then all such amounts whose deduction would be barred by

Section 162(m) shall instead be paid to the Participant or his or her Beneficiary (in the event of the Participant’s death) (i) in the case of a Scheduled Withdrawal, during the first taxable year of the Company in which the Company reasonably anticipates that the deduction with respect to such payment will not be barred by Section 162(m), or (ii) in the case of a payment triggered by the Participant’s Separation from Service, during the first full calendar quarter beginning at least six (6) months after the date of the Participant’s Separation from Service Any amount for which payment is delayed pursuant to this Subsection shall continue to be adjusted for earnings and losses in accordance with Section 4.1(b).

6.9 Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two (2) years following the date a payment is scheduled to be made, the amounts then credited to the Participant’s Account shall be forfeited. If, after such forfeiture but within five (5) years following the date the payment was scheduled to be made, the Participant or Beneficiary claims such benefit, such benefit (calculated immediately prior to the forfeiture) shall be reinstated without interest or earnings. After five (5) years following the date the payment was scheduled to be made, if the Participant or Beneficiary cannot be located and/or does not claim such benefit, such benefit shall be permanently forfeited.

ARTICLE VII

ADMINISTRATION

7.1 Committee.

The Committee shall serve at the pleasure of the Company’s compensation committee and shall consist of five (5) members. The members comprising the Committee shall be selected as follows: two (2) shall be members of the Company’s human resources department, two (2) shall be members of the Company’s finance department, and one (1) shall be a member of the Company’s legal department, each designated by the head of his or her department. A member of the Committee may resign by delivering a written notice of resignation to the other Committee members. A member will be deemed to have resigned upon his or her termination of employment with the Company. Vacancies in the membership of the Committee shall be filled promptly by the head of department with the vacant position. No Committee member shall be removed during the period beginning one (1) month before and ending one (1) year after a Change in Control.

7.2 Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of its members. Any action permitted to be taken at a meeting may be taken without a meeting if a written consent to the action is signed or electronic consent is provided by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter that relates solely to himself or herself as a Participant. The chair (and any other member or members of the Committee designated by the chair) may (i) without the consent of any other members of the Committee, take action on any day-to-day matter regarding the Plan, and any other action or type of action as the Committee by resolution may authorize, and (ii) execute any certificate or other written direction on behalf of the Committee.

7.3 Powers and Duties of the Committee.

(a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1) To select the fund(s) to be the Notional Investment Fund(s);

(2) To construe and interpret the terms and provisions of the Plan;

(3) To determine who is an Eligible Employee and to exclude an otherwise Eligible Employee from participation in the Plan as the Committee deems advisable in its sole and absolute discretion;

(4) To amend, modify, suspend or terminate the Plan in accordance with Section 8.5;

(5) To compute and certify the amount of benefits payable to Participants and their Beneficiaries;

(6) To maintain all records that may be necessary for the administration of the Plan;

(7) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(8) To make and publish such rules and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(9) To appoint any agent, and to delegate to such agent such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;

(10) To determine which entities other than Google is a Company;

(11) To take all actions that it is authorized or directed to take under this Plan document; and

(12) To take all further actions that Committee deems advisable or necessary in administration of the Plan.

7.4 Construction and Interpretation.

The provisions of this Plan shall be construed, interpreted and administered in a manner whereby all provisions comply with the conditions of Section 409A(2),(3) and (4) of the Code and Section 885 of the American Jobs Creation Act of 2004 and any regulations or other guidance issued thereunder by the United States Secretary of the Treasury or the Internal Revenue Service. Subject to the preceding sentence, the Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer the terms and provisions of the Plan in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.5 Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may reasonably require.

7.6 Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized at the expense of the Company to employ such legal counsel and other agents as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c) To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct or gross negligence. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under applicable law.

7.7 Periodic Statements.

Under procedures established by the Committee, a Participant (or his or her Beneficiary, in the case of a deceased Participant) shall receive a statement with respect to the Participant’s Account at least annually.

7.8 Disputes.

(a) A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim. The Committee shall review the claim and any documents or information provided by Claimant. The Committee shall provide to Claimant, within a reasonable time (generally within ninety (90) days), a written response to his or her claim which may approve the Claimant’s request (in whole or in part) or may deny the Claimant’s request (in whole or in part). Claimant must file a claim with the Committee and receive the Committee’s written decision prior to proceeding with any action described in subsection (b) below.

(b) Subject to the initial review provided for in the foregoing subsection (a), all disputes, claims or controversies relating to, arising out of or in connection with this Plan shall be subject to binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”), pursuant to its then-current Employment Arbitration Rules & Procedures, venued in the County of Santa Clara, California and before an arbitrator who is licensed to practice law in the State of California.

ARTICLE VIII

MISCELLANEOUS

8.1 Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company and shall be subject to the claims of the Company’s general creditors. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

8.2 Restriction Against Assignment.

The Committee shall direct distribution of all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. Except as provided in Section 8.3, no part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, commute, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its sole and absolute discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.3 Distribution Pursuant to a Domestic Relations Order.

The Committee shall direct distribution of all or a portion of a Participant’s Account to an individual other than a Participant or Beneficiary as necessary to fulfill a domestic relations order, as defined in Section 414(p)(1)(B) of the Code, but only if such order directs that distribution to such individual be made in an immediate single lump sum.

8.4 Withholding.

There shall be deducted from each distribution made under the Plan or other compensation payable to the Participant or Beneficiary all taxes that are required to be withheld by the Company in respect to such distribution. The Company shall have the right to reduce any distribution (or compensation), and the Committee shall have the right to direct reduction of any distribution, by the amount of cash sufficient to provide the amount of said taxes.

8.5 Amendment, Modification, Suspension or Termination.

(a) The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce the value or vested percentage of any amounts allocated to a Participant’s Account at the time of the amendment, modification, suspension or termination, and provided that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be approved by the Board; and

(b) In the event that this Plan is terminated, amounts credited to a Participant’s Account (regardless of whether such amounts had become vested) shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary, as follows:

1. If the termination is under circumstances described in Treasury Regulation Sections 1.409A-3(j)(4)(ix)(A) (relating to termination upon a corporate dissolution or with approval of a bankruptcy court), 1.409A-3(j)(4)(ix)(B) (relating to plan termination upon a Change in Control) or 1.409A-3(j)(4)(ix)(C) (relating to a termination unrelated to a downturn in financial health of a service recipient), and the conditions for accelerated distribution to the Participant (or Beneficiary) under the applicable regulation are satisfied, distribution of all such amounts shall be made at the earliest permissible time or times that satisfy the applicable regulation.

2. If the termination is not under circumstances described in Treasury Regulation Sections 1.409A-3(j)(4)(ix)(A), 1.409A-3(j)(4)(ix)(B) or 1.409A-3(j)(4)(ix)(C), or the conditions for accelerated distribution to the Participant (or Beneficiary) under any such section are not met, distribution shall be made at the times and in the form as provided under the Plan without regard to the termination of the Plan.

8.6 Governing Law.

Except for the arbitration clause in Section 7.8(b), which shall be governed by the FEDERAL ARBITRATION ACT (9 U.S.C. SECTION 1, ET SEQ.), this Plan shall be construed, governed and administered in accordance with the laws of the State of California, without reference to rules of conflict of law.

8.7 Receipt.

Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company.

8.8 Payments on Behalf of Persons under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

8.9 No Employment Rights.

Participation in this Plan shall not confer upon any person any right to be employed by, or continued as an employee of, the Company or any other right not expressly provided hereunder. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause.

8.10 Headings Not Part of Plan.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

8.11 Severability.

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of this Plan, and the Plan will be construed and enforced as if such provision had not been included.

IN WITNESS WHEREOF, the undersigned duly authorized member of the Committee has caused this Plan document to be executed on this 13th day of June, 2011.

/s/ John Casey
John Casey, Member of the Google Inc. Deferred Compensation Plan Committee